AMENDMENT TO TRANSFER AGENT SERVICING AGREEMENT


     THIS AMENDMENT is made and entered into as of the first day of October 1997, by and between Kopp Funds, Inc., a Minnesota corporation ("Company"), and Firstar
Trust Company, a Wisconsin corporation ("Agent").

     WHEREAS, the Transfer Agent Servicing Agreement dated as of October 1, 1997 ("Agreement"), between the Company and Agent provides that the Company shall pay
Agent an annual fee for each Class A shareholder account of $16;

     WHEREAS, Centennial Lakes Capital, Inc., the distributor of the Class A shares of the Company
("Distributor"), has entered into selling agreements with certain broker-dealers pursuant to which these broker-dealers will perform certain shareholder servicing functions that Agent performs for other Class
A shareholders of the Company;

     WHEREAS, Company desires that Agent reduce its shareholder servicing fee for those accounts that are serviced in part by such broker-dealers;

     NOW, THEREFORE, in consideration of the premises, the Company and the Agent do mutually promise and agree as follows:

     Pursuant to Section 9.A. of the Agreement, the parties hereby amend Exhibit A to the Agreement to provide that the annual fee per shareholder account for the Class A shares shall be $13 for the accounts serviced by broker-dealers who have a National
Securities Clearing Corporation Matrix Levels I, II, or
III networking reimbursement agreement with
Distributor. Agent's invoices to Company shall be reduced by the aggregate of the amount paid or to be paid under the networking reimbursement agreements, which amount shall in turn be reimbursed or paid to Distributor from the Company's gross assets by the Company's administrator.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first above written.

KOPP FUNDS, INC.                        FIRSTAR TRUST COMPANY


BY:  /s/ Kathleen S. Tillotson          BY:  /s/ Robert J. Kern
---------------------------------       -------------------------
TITLE:   Executive Vice President       TITLE: Vice President